AGREEMENT


         This Agreement is made this 14th day of July 1997 by and among Azurel Ltd. ("Company"), Scent Overnight, Inc. ("Scent") and Gerard Semhon ("Semhon").


                                    PREAMBLE

         Semhon is an officer, director and principal shareholder of Azurel and Scent. Semhon and Azurel are indebted to each other as hereinafter described. Azurel is indebted to Scent pursuant to a promissory note dated October 1, 1996 given in payment for the purchase price of the assets of Scent ("Note"). The parties desire to readjust the indebtedness among themselves and to modify the Note.

         NOW THEREFORE in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Semhon acknowledges that he is indebted to Azurel in the amount of $144,815. Azurel acknowledges that is indebted to Semhon in the amount of $74,389. The amount due from Semhon is hereby set off against the amount due to Semhon leaving a balance due from Semhon to Azurel of $70,426, which Semhon confirms is validly due without counterclaim, set off or defense ("Semhon Debt").

         2. Azurel hereby assigns, sets over, conveys and delivers the Semhon Debt to Scent in part payment of the Note and Scent hereby accepts such assignment, without recourse against Azurel in part payment of the Note. Scent hereby confirms that the amount due under the Note, after such payment, is $154,574 plus interest at 9% per annum from the date of the Note.

         3. Scent hereby agrees to the modification of the term of the Note as more fully set forth in the amended and restated promissory note being executed and delivered simultaneously with the execution hereof.

         4. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed solely within such state. This agreement contains the entire understanding of the parties on the subject matter hereof and all prior discussions and negotiations are merged herein.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.



                                  /s/ Gerard Semhon
                                  Gerard Semhon


                                   Azurel Ltd.


                                   By:  /s/ Constantine Bezas


                                   Scent Overnight, Inc.


                                   By:   /s/  Gerard Semhon